EXHIBIT 99.2

Inuvo, Inc. Q3 2025 November 6, 2025

Operator Comments:

Good afternoon, and welcome to INUVO’s Third Quarter 2025 Conference Call. Today’s conference is being recorded. Ms. Katie Cooper of Inuvo, please go ahead.

Katie Cooper (Inuvo Investor Relations) Remarks:

Thank you, operator, and good afternoon.

I’d like to thank everyone for joining us today for the INUVO third quarter 2025 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe, Chief Financial Officer Wally Ruiz and Chief Operating Officer Rob Buchner will be your presenters on the call.

We would also like to remind our shareholders that we plan to file our 10-Q with the Securities and Exchange Commission this evening.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts, are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

1

Inuvo, Inc. Q3 2025 November 6, 2025

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today’s discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today’s news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

2

Inuvo, Inc. Q3 2025 November 6, 2025

Richard Howe (CEO) Opening Remarks:

Thank you, Katie, and good afternoon, everyone.

For the third quarter of 2025, INUVO delivered $22.6M in revenue, roughly flat Year-over-Year. For the first nine months of the year, INUVO has delivered $71.9M in revenue.

We're pleased to report a strong 25% year-over-year growth through the first nine months. That said, Q3 results fell short of our expectations, primarily due to a deliberate reduction in advertising spend starting in mid-August.

This step was essential to align with updated requirements from our largest Platform client, enabling us to sustain and scale our partnership long-term—a move we had previewed earlier. October revenue within Platforms was back up year-over-year in October.

The technologies required to meet the Client’s needs are now in place and are already helping INUVO avoid compliance risks and facilitate future growth within this large client.

I will talk more about these products & technological advances later in my comments.

Therefore, we experienced a roughly 5% decline sequentially in Platforms and a roughly 29% sequential growth within Agencies & Brands. Both Platforms and Agencies & Brands are up year-over-year through the first nine months of 2025. Wally will discuss the financials in greater detail during his section.

3

Inuvo, Inc. Q3 2025 November 6, 2025

We have two notable items to share with you related to the business on this call. First, we have been working on a multi-million-dollar contract with a government organization where the government shutdown has delayed the signing.

I highlight this deal because it’s a prime example of the larger opportunities we will be pursuing. Rob Buchner, who I will introduce in a few minutes, will talk about this during his remarks.

Additionally, we have been a party to a large class action lawsuit that has now been settled. According to the attorneys representing the class, and the verifiable claims we have, we expect a substantial payout in the first quarter of 2026.

We remain optimistic about achieving our revenue goals for 2025 and want to reiterate that Q3’s performance was not a function of reduced demand, but rather, additional preparation required to onboard demand.

Our largest Intentkey client’s 2025 final budgets are now locked in. Based on those budgets, those top 5 clients are expected to have grown over 65% Year-over-Year by the end of calendar 2025.

4

Inuvo, Inc. Q3 2025 November 6, 2025

I’d also like to mention that we recently hired a Chief Operating Officer. Rob Buchner brings to INUVO a successful career as CMO, CEO and entrepreneur.

With his history as a deal maker, Rob is uniquely positioned to help Inuvo monetize the industry-leading AdTech products we have built at this critical stage of our evolution.

Rob joined Inuvo ten months ago, progressing from go-to-market consultant to board member, and now Chief Operating Officer, where he can now have an even bigger impact.

Let me now turn the call over to Rob for a Go-To-Market and Client Activities discussion:

Thanks, Rich. And hello, everyone.

I want to start by framing the immediate growth opportunities for the IntentKey product, driven by my broad view of the ad industry at this critical moment for AdTech.

I bring a unique perspective to Inuvo, having enjoyed a far-reaching career in what I call the Creative Sciences: that being the comingling of brand content, emerging media technologies, and real-time data and analytics. I’ve organized business units around this operating model at two national agencies within two of the world’s largest holding companies, Publicis and IPG.

5

Inuvo, Inc. Q3 2025 November 6, 2025

As CEO at Campbell Mithun, I commissioned a programmatic trading arm in 2013, years before most agencies knew its significance. Today, programmatic is a $200 billion marketplace. I intend to marshal my business development  skills and leverage existing C-suite relationships in this  new role.

The marketers I speak with aren't just confused—they suffer from AI fatigue. It's understandable. The market is saturated with antiquated adtechs wrapping inferior, often cookie-dependent data, around general AI with little to-no positive effect.

The AdTech landscape is experiencing seismic shifts and structural failure. The legacy programmatic spine is breaking—not just due to cookie dependency, but from the fatal design flaws of data latency and signal loss. Stalking people around the internet is not the future. IntentKey is the antidote for this privacy first, post-cookie environment.

Our go-to-market is shifting decisively upstream. We will pursue $1 million + services deals with the CXOs inside brand organizations—leaders who control budgets and are ensnared by diminishing returns in performance marketing.

6

Inuvo, Inc. Q3 2025 November 6, 2025

The IntentKey value story resonates most clearly with senior executives who have branding authority and are directly accountable for business results—the very decision-makers who have historically been a challenge to reach. Case in point, the pending government contract Rich referenced was the direct result of Tim Flynn, a retired Admiral of the US Navy and former executive at Intel, who has joined our team in an advisory role.

We have others like Tim, who've had brilliant careers and are trusted executives, now partnering with Inuvo to actively unlock access to the C-suite and accelerate enterprise adoption. I see this as a strategic means to securing significant future enterprise deals.

We are actively structuring brand-direct deal teams to accelerate this high-value growth and upskilling our account management organization to capitalize on growth within existing accounts.

As of the end of the third quarter, we now have 44 self-service brands, including companies like Kia, Apple, Crate & Barrel’s CB2 brand and others. Critically, we will continue to aggressively scale self-serve deals, in part, because it’s the easiest way for clients to use our AI and because this component of our business generates margins of nearly 90%.

Furthermore, our Predictive Mixed Media Modeling (MMM) product is an undervalued asset. It is a critical, high-margin solution for brand stewards and the natural on-ramp for broader IntentKey deployment.

Integration of IntentKey through partnerships is another area of emphasis. We are actively pursuing holding companies, adjacent AdTechs, and commerce media players. We expect success on this front to generate significant, high margin revenue in 2026.

Our managed services business remains robust. We added several new brands in Q3, including a major healthcare provider who recognized IntentKey’s targeting leverage for Open Enrollment this fall.

7

Inuvo, Inc. Q3 2025 November 6, 2025

Finally, we're elevating our marketing efforts around two key objectives. First, we're sharpening our value proposition by highlighting a predictive edge: our platform forecasts purchase intent 24 hours ahead of legacy programmatic tools. This delivers a clear, measurable advantage that sets us apart.

Second, we're showcasing a more intuitive new user experience by integrating it across all sales and marketing channels, thereby boosting awareness and easing adoption. Rich will dive deeper into this enhanced IntentKey during his products and technology session.

My Goal is to take what are the most innovative and performative products in AdTech and scale them to the next level. I was recently reviewing an independent analysis of performance within one of our largest clients. This study concluded that Inuvo had achieved 20–40% higher efficiency compared to legacy ID-based solutions and a staggering incremental return of 400%-600% across Connected Television and Display Advertising.

Thanks to a great product and a sharpened go-to-market strategy, our current pipeline already features a number of high-profile brands that represent substantial future potential.

With that let me now turn it back over to Rich to discuss Product and Technology activities:

Thank you, Rob. As I mentioned in my opening remarks, our Platform business maintained stable performance in Q3 and while the focus shifted briefly to prioritizing advertising compliance and quality, the operations team took this opportunity to expand the network through a mix of new site additions and improved engagement across our existing network. This will help us safely fulfill the backlog of demand that is growing within the Platforms product line.

8

Inuvo, Inc. Q3 2025 November 6, 2025

In today’s advertising environment, advertising integrity is finally becoming a strategic advantage. This Platform client has now implemented more stringent policies that reward trusted, high-quality suppliers—exactly the standard Inuvo was built to exceed.

Our consistent investment in quality has positioned us not just to benefit from this shift, but to help define it and this was evident in our ability to implement complex technical changes that quickly met the needs of our client.

That brings me to a critical innovation we have introduced within Platforms which we have called Ranger.

Ranger is a next-generation compliance and quality capability embedded within our Platforms solution. It leverages advanced AI to ensure every ad creative we deliver is aligned with the post-click experience. In a market where generative AI has drastically accelerated the speed and volume of ad production, this alignment has become more difficult—and more essential—than ever.

Whether it’s a headline, an image, or a video, Ranger analyzes the creative content and compares it to the landing page the media asset is promoting, validating that the message is accurate and aligned.

9

Inuvo, Inc. Q3 2025 November 6, 2025

This protects the user, the advertiser, and our client. It prevents misleading content from slipping through and gives our clients full confidence that the Ads Inuvo is serving exceeds policy standards—and more importantly, consumer expectations.

Let me be clear; Ranger was purpose-built to combat one of the fastest-growing threats in digital advertising—creative and media misalignment that can lead, often inadvertently, to fraud. And it’s working.

Today, we use Ranger internally to safeguard our own campaigns, but its broader application is substantial. Ad-buying platforms, networks, and major brands are increasingly in need of real-time assurance that their creative assets won’t be flagged, penalized, or worse—cause harm to their reputation.

The future of advertising demands trust. It demands alignment between message and experience. And it demands that AI not just automate, but account.

With Ranger now deployed within Platforms, we have both product lines supported by sophisticated artificial intelligence that aligns around a simple premise – That the reasons why people are interested in the Ads should align with the reasons why audiences consume content within which the Ads are shown.

10

Inuvo, Inc. Q3 2025 November 6, 2025

Ranger is already opening new Platform opportunities. Recently, we co-hosted a joint webinar with TikTok’s product, policy and go-to-market teams that has already resulted in over 15 new media-buying prospects.

In the third quarter, we also continued to advance the technologies that power the Intentkey and our Agencies & Brands product line and in so doing have reinforce INUVO’s position as the market leader for proprietary large language, generative AI purpose-built for advertising.

We recently launched a completely redesigned audience discovery portal that further cements our leadership in this AI-powered ad technology. We now provide next-day predictive indicators for audience size and sentiment trends, offering clients early signals on likely audience intent shifts.

Our new Trending Geographical Map visualizes emerging consumer intent across the top 10 U.S. states, supporting geographically informed creative and media decisions.

We also completely reimagined how a consumer’s intent changes as they journey from passive interest through active consideration. Furthermore, we introduced multi-segment audience modeling, where the Intentkey now automatically generates up to three unique audience subgroups with individual summaries and performance percentages.

Finally, we enriched our demographic insights by re-training our AI on the latest U.S. Census data and once again, in an industry first, have aligned this data not with people but rather with Concepts, and in the process have made our proprietary IntentKey signals even more powerful.

11

Inuvo, Inc. Q3 2025 November 6, 2025

For Agencies & Brands clients, our campaign performance metric came in at 45% above average client KPIs within the quarter and while Agencies & Brands margins declined slightly, this was a result of the scaling of our largest services clients as mentioned in my opening remarks.

The strategic foundation we’ve laid is paying off. The self-serve business continues to gain momentum. These enhancements we’ve introduced make it easier and faster for clients to harness the full power of our AI.

At this time, I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Wally Ruiz (CFO) Remarks:

Thank you, Rich. Good afternoon, everyone, and thank you for joining us today. I’m pleased to share our financial results for the third quarter of 2025.

Revenue for the quarter was $22.6 million, representing a 1% increase year-over-year. This growth was driven by increased demand from our Agencies & Brands clients.

Platform revenue was $18.7 million, down from $18.8 million last year. As Rich previously mentioned, we slowed the scaling of our largest Platform client during the quarter to complete the development required by our client.

12

Inuvo, Inc. Q3 2025 November 6, 2025

However, partially offsetting this decline, our second largest Platform client continued to ramp the new campaign introduced in Q4 of last year and yielded a fourfold increase in revenue.

Revenue from Agencies & Brands totaled approximately $3.9 million for the quarter, a 7% increase over last year. We onboarded 23 new clients in Q3 as mentioned; we have 44 clients using our self-service product. These self-serve clients represent future growth potential with the benefit of being our highest margin product offering.

Cost of revenue increased to $6 million, up from $2.6 million in Q3 2024. This was driven by the new campaign with the Platform client I mentioned. Unlike other Platform clients where their cost is reported as a marketing cost, the campaign with this client is accounted for as a cost of revenue.

Our cost of revenue is primarily payments to website publishers and app developers who host our ads, as well as media costs for our Agencies & Brands clients.

Gross profit was $16.6 million compared to $19.8 million in the same quarter last year. Gross margin declined to 73.4% from 88.4%, which we anticipated due to accounting required for the new campaign mentioned in my cost of revenue discussion.

13

Inuvo, Inc. Q3 2025 November 6, 2025

Operating expenses totaled $18.2 million, down 16% year-over-year. The largest driver of lower operating expense was $3.6 million lower marketing costs associated with the lower revenue from our largest Platform client.

Compensation expense increased by $39 thousand in this year’s quarter compared to last year primarily due to accruing a separation expense. Headcount remained stable at 80 employees at quarter-end, versus 82 a year ago. G&A expenses increased $110 thousand, largely due to the absence of a $100 thousand allowance reversal recorded in Q3 of last year.

Other income was $48 thousand, compared to zero in the same period last year and Net financing expense was $114 thousand compared to $101 thousand a year ago.

Adjusted EBITDA was a loss of $670 thousand, compared to a loss of $357 thousand in Q3 2024.

Net loss narrowed to $1.7 million, or $0.12 per share, versus $2 million, or $0.15 per share, in the year-ago period.

We ended the quarter with $3.4 million in cash and cash equivalents and with the same amount withdrawn from our $10 million line of credit.

With the available borrowing capacity, we believe we have ample flexibility for continued investment and support for our operational needs.

14

Inuvo, Inc. Q3 2025 November 6, 2025

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks Wally. In Q3, we delivered $22.6 million in revenue—flat year-over-year, however we remain up 25% through the first nine months. We deliberately slowed growth from our largest Platform client to complete a major compliance upgrade, including the launch of Ranger, our new AI-driven ad quality system. This investment strengthens our foundation and positions us for sustained, scalable growth.

Operationally, we’re shifting upstream—targeting larger, brand-direct deals while continuing to scale our high-margin, self-serve IntentKey product, now used by major brands. We’re also seeing increased adoption of our Predictive Media Mix Modeling, which is becoming a key entry point for a broader Intentkey engagement, and we completed a series of enhancements to the self-serve portal.

Despite the pause in Platform growth, demand remains strong. Our top five Agency & Brands clients are projected to grow over 65% this year, we have a major government contract delayed but pending, and we expect a cash payout in Q1 2026 related to a settled class action lawsuit. We remain optimistic on achieving our 2025 goals and are building real separation in a transforming AdTech market.

I will now turn the call over to the operator for questions. Operator?

Richard Howe Final Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.

15